EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT: John Sztykiel, President/COO, or Rich Schalter, CFO
Spartan Motors, Inc. (517) 543-6400
or
Jeff Lambert, Brian Edwards (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. (616) 233-0500

Spartan Motors Posts Higher Sales, Record EPS in First Quarter
Chassis and emergency vehicle maker said net earnings grew 126% over last year

CHARLOTTE, Michigan, April 25, 2002 -- Boosted by strong growth in the motorhome sector and operational improvements at its manufacturing facilities, Spartan Motors, Inc. (Nasdaq: SPAR) today posted its best quarter of per-share earnings in the Company's 27-year history.

The Charlotte, Mich.-based manufacturer of motorhome chassis, fire truck chassis and emergency vehicles reported net earnings of $3.3 million, or $0.30 per diluted share, on net sales of $66.7 million in the first quarter ended March 31, 2002, compared with net earnings of $1.5 million, or $0.14 per diluted share, on net sales of $58.7 million in the same period last year. The Company said its first quarter 2002 results marked the second-best quarter of earnings in its history and its best-ever quarter of earnings per share.

"I am very pleased with our results, which reflect the type of earnings potential Spartan Motors can produce if sales in our core markets recover fully," said John Sztykiel, president and chief operating officer of Spartan Motors. "Our efforts to improve operations, focus on our core markets and accelerate our new-product development have put us in a strong position as the economy perks up. Sales of our emergency-rescue vehicles were solid, and motorhome sales were exceptionally strong in the first quarter; however, we remain cautious about calling this a trend, as there are many factors that could impact sales in these markets over the near-term.

"We will continue to focus on generating income regardless of how the sales environment shapes up in the short-term. We are confident that our core markets will grow over the long-term, given demographic trends and municipal needs in emergency-rescue. Spartan intends to outpace the growth in these markets by developing custom vehicles that offer the best ride and handling, as well as the most innovative features."

Operating Highlights
Spartan Motors reported a 121 percent increase in earnings from continuing operations in the first quarter of 2002, reflecting operational improvements and a 14 percent increase in net sales over last year's first quarter. Earnings per share from continuing operations more than doubled in the first quarter of 2002 compared with the prior year. The Company attributed the growth in sales primarily to stronger-than-anticipated orders for motorhome chassis, as well as strong sales of fire truck chassis, fire trucks and emergency-rescue vehicles.

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Spartan Motors / page 2

Gross profit increased 33.9 percent to $12.2 million, reflecting an increase in the number of higher-end motorhome chassis sold, as well as lower warranty costs and increased productivity at the Company's manufacturing facilities. Gross profit margin increased 270 basis points to 18.3 percent of sales in the first quarter of 2002, versus 15.6 percent in 2001.

Operating income increased 56 percent over last year's first quarter, reflecting the improvement in gross margin and continued focus on managing expenses. Spartan said operating expenses were higher than expected, due primarily to the Company's decision to make additional investment in new products, as well as higher insurance costs and increased variable expenses related to employee compensation.

Spartan Motors reported that interest expense decreased 83 percent compared with the prior-year, reflecting the Company's efforts to pay down long-term debt and strengthen its balance sheet. Spartan said it has reduced its long-term debt to zero as of April 24, 2002.

"We have made substantial progress increasing product quality, reducing build times and managing inventory, yet we believe there is still ample room for improvement," Sztykiel said. "We continue to seek out ways to increase productivity and improve operations. These improvements, combined with our accelerated efforts to develop new products for our core markets, have enabled us to start 2002 on a strong note."

Subsidiary Highlights/Outlook
Spartan Motors said sales of motorhome chassis grew nearly 39 percent versus last year's first quarter, reflecting growth in the Class A segment of the recreational vehicle market as well as increased penetration among several large national motorhome makers. Spartan Motors said new products -- as well as new technology features to improve ride and handling -- contributed to increased orders beginning in December 2001.

"Since the RVIA trade show last fall, the RV business has been gaining momentum," Sztykiel said. "The strength in motorhome orders over the past six months reflects the emerging strength of the industry, as well as the pent-up demand that was created by depleted dealer inventories. We are cautiously optimistic about the motorhome industry's prospects, and have stepped up our efforts to develop new features, new products and new tools to help dealers sell diesel motorhomes."

Spartan Motors said sales grew 5.3 percent and operating income improved 45 percent at its EVTeam unit, which consists of three subsidiaries that make fire trucks and ambulances. Earlier this month, Spartan unveiled nine new fire trucks and ambulances at the emergency-rescue industry's largest trade show, the Fire Department Instructors Conference (FDIC), held this year in Indianapolis.

"The tragedy of September 11 has made emergency preparedness and response a priority in communities around the nation," Szytkiel said. "As a result, many municipalities are allocating funds for new and upgraded fire trucks, ambulances and emergency-rescue vehicles. Additionally, the Bush Administration has proposed more than $3.5 billion in additional funding for first responders."

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Spartan Motors / page 3

Spartan Motors said its fire-truck chassis sales did not match last year's first-quarter levels, but have remained solid over the past few quarters. The Company said sales of fire truck chassis improved 18.5 percent over the fourth quarter of 2001. Spartan recently introduced a new version of its popular Gladiator fire truck chassis. The new Gladiator Evolution offers increased interior space, improved engine performance and enhanced safety features. The Evolution is also designed to be easier to maintain than other fire trucks on the market today.

Spartan Motors said its consolidated backlog grew to $84.4 million as of mid-April, reflecting increased orders across all product groups. Spartan's backlog was $75.5 million as of Dec. 31, 2001.

Spartan Profit And Return (SPAR)
The Company generated $5.3 million in cash flow from continuing operations in the first quarter of 2002, reflecting a sharpened focus on reducing working capital through its economic value-added financial model, known as Spartan Profit And Return (SPAR). Improved inventory management and increased product quality helped Spartan Motors reduce its working capital needs in the quarter, despite significantly higher sales levels. On a consolidated basis, Spartan posted a return on invested capital of 32.4 percent in the quarter.

"The SPAR financial model continues to serve as an excellent tool for our employees to increase cash flow and improve profitability," said Richard Schalter, chief financial officer and executive vice president. "As an example, our inventory increased only $400,000 from December 31 to March 31, despite our substantial increase in sales. We will continue to call on every Spartan Motors associate to seek out ways to increase productivity and do more with less."

Spartan Motors Chairman, CEO and Co-Founder George Sztykiel, who will retire at the end of the second quarter after a 27-year career, said: "It is very gratifying to me that Spartan Motors, which was born out of a bankruptcy nearly three decades ago, has just finished one of its best quarters ever. Our earnings per share of $0.30 are our best ever. Our net income of $3.3 million was the second-best ever. Margins are improving, productivity is up, our quality is better than ever, and we have a rock-solid balance sheet that can support our growth plans.

"These accomplishments reflect the strength of the markets we compete in, the value of our brands and, most importantly, the effort and experience of the board, management and 800 associates who make up Spartan Motors. When I reflect on these achievements, I believe they are particularly remarkable given the state of the world and the global economy. As I step down from my executive and board positions -- but not away from the Company -- I am confident that Spartan Motors has a bright future."

Spartan Motors, Inc. (www.spartanmotors.com) is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks, ambulances and other specialty vehicles. The Company also owns fire and rescue vehicle manufacturers Luverne Fire Apparatus, Quality Manufacturing and Road Rescue, Inc.

The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements by the securities laws. These statements involve a number of risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices, and actual results may differ materially.

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Spartan Motors, Inc. and Subsidiaries Consolidated Income Statements Three Months Ended March 31, 2002 and 2001

	March 31, 2001		March 31, 2002
	$-000%		$-000%

Sales	58,658		66,719
Cost of Sales	49,529		54,494

Gross Profit	9,129	15.6	12,225	18.3

Operating Expenses:
Research and Development	1,596	2.7	1,928	2.9
Selling, General and Administrative	4,429	7.6	5,457	8.2
Total Operating Expenses	6,025	10.3	7,385	11.1

Operating Income	3,104	5.3	4,840	7.3

Other Income (Expense):
Interest Expense	(527)	(0.9)	(91)	(0.1)
Interest and Other Income	105	0.2	(55)	(0.1)
Total Other Income (Expense)	(422)	(0.7)	(146)	(0.2)

Earnings before Equity Investment and Taxes	2,682	4.6	4,694	7.0

Taxes	1,214	2.1	1,455	2.2

Net Earnings from Continuing Ops.	1,468	2.5	3,239	4.9

Discontinued Operations:
Loss from Operations-Carpenter	-	0.0	-	0.0
Gain (Loss) on Closure-Carpenter	-	0.0	76	0.1

Net Earnings	1,468	2.5	3,315	5.0

Basic net earnings per share:
EPS-Continuing Operations	0.14		0.30
EPS-Loss from Operations-Carpenter	-		-
EPS-Gain (Loss) on Closure of Carpenter	-		0.01
Net Earnings per Share	0.14		0.31

Diluted net earnings per share:
EPS-Continuing Operations	0.14		0.29
EPS-Loss from Operations-Carpenter	-		-
EPS-Gain (Loss) on Closure of Carpenter	-		0.01
Net Earnings per Share	0.14		0.30

Basic Weighted Average Shares	10,518		10,881

Diluted Weighted Average Shares	10,523		11,235